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                                                Filed Pursuant to Rule 424(b)(3)
                                                         SEC File No. 333-107357

                                  SUPPLEMENT TO
                                   PROSPECTUS

                                   ----------

                       S&P MANAGED FUTURES INDEX FUND, LP

           $100,000,000 Class A Units of Limited Partnership Interest

           $100,000,000 Class B Units of Limited Partnership Interest

     This Supplement updates certain information set forth in the Prospectus of the S&P Managed Futures Index Fund, LP dated January 30, 2004 (the "Prospectus"). Capitalized terms not otherwise defined herein have the meaning provided in the Prospectus. This Supplement supercedes and replaces any prior supplements and applies only to the following items, and all other matters discussed in the Prospectus remain unaffected.

On pages 5 and 31 of the Prospectus, there is language to the effect that in order for the Fund to make a positive rate of return its investment in the Index SPC must make a positive rate of return. In order for the Index SPC to make a positive rate of return, the Index SPC must first pay all of the expenses inherent to the Index. These expenses include (1) management fees paid to the constituent portfolio managers, (2) brokerage commissions and other transaction related expenses; (3) incentive fees, if any, paid to the constituent portfolio managers; (4) administration fees and expenses; and (5) organizational expenses, accounting, audit and legal expenses, custodial fees and extraordinary expenses. The management fees paid to the portfolio managers generally are expected to range from 1% to 2.5% per annum of the assets allocated to a portfolio manager. The incentive fees are generally expected to range from 15% to 25% of net trading gain.

On April 7, 2004 the general partner of the Fund announced that the aggregate of the expenses discussed in clauses (1) and (2) in the above paragraph and the management fees and other asset based fees charged by the Fund were not to exceed 10% per year of the average net asset value of the Units.

As has been stated, the incentive fees are generally expected to range from 15% to 25% of net trading gain. The current weighted average of the incentive fees paid to the portfolio managers is 20.36% of net trading gain. The weighted average of the incentive fees paid to the portfolio managers may not exceed 25% of net trading gain.

In addition to the above limitation, as of July 1, 2004 until further notice, the management fee payable to the general partner and the operating expenses of the Fund will be limited to an aggregate of 4.95% in respect of the Class A units and 2.95% in respect of the Class B units. To the extent that the monthly management fee payable to the general partner and operating expenses of the Fund exceed above mentioned limits, the general partner will waive its management fee of 4.15% with respect to the Class A units and 2.15% with respect to the Class B units. If, after the deduction of the management fee, the expenses of the Fund remain above 4.95% for the Class A units and 2.95% for the Class B units, the general partner will reimburse the Fund for such expenses to bring them within the limits stated above.

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                   NOTICE OF SUBSCRIPTION FOR ADDITIONAL UNITS

S&P Managed Futures Index Fund, LP

     THIS REQUEST MUST BE MADE AT LEAST SIX (6) BUSINESS DAYS (AND CLEARED FUNDS TO PURCHASE THE UNITS AT MUST BE RECEIVED AT LEAST THREE (3) BUSINESS DAYS) BEFORE THE FIRST BUSINESS DAY OF THE MONTH IN WHICH THE SUBSCRIPTION IS TO BE EFFECTIVE

     Re: Subscription for Additional Units
         ---------------------------------

Ladies and Gentlemen:

     Reference is made to the Subscription Agreement dated as of, 200__, between S&P Managed Futures Index Fund, LP, a Delaware limited partnership (the "Fund") and the undersigned ("the Subscription Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in the Subscription Agreement or in the Fund's Prospectus dated as of January 30, 2004 (the "Prospectus").

     The undersigned is a limited partner in the Fund and, pursuant to Section 1 of the Subscription Agreement, hereby subscribes for $______________________ of additional Class _____ Units in the Fund. The undersigned has either (i) delivered a check to the undersigned's selling agent made payable to "S&P Managed Futures Index Fund, LP" in the full amount of the subscription, (ii) authorized a wire transfer in the full amount of the subscription to the Fund's bank account or (iii) authorized the undersigned's selling agent to debit the undersigned's customer securities account in the full amount of the subscription.

     The undersigned restates and confirms as of the date hereof and as of the date on which the Units subscribed for hereby are issued all the representations and warranties of the undersigned set forth in its Subscription Agreement.


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                                                           Signature

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                                                           Print Name

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                                                           Print Title

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                                                           Date


                 The date of this Supplement is August 23, 2004

THIS SUPPLEMENT IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY THE PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.